AMERICAN INFLATABLES, INC.
                             SHAREHOLDERS AGREEMENT

         This American Inflatables, Inc. Shareholders Agreement (this "Agreement") is entered into as of May 16, 2002, by and between William R. Fairbanks, Red Oak Limited Partnership, a South Carolina limited partnership, Douglas A. Brown (each of the foregoing, an "ASDG Shareholder"), the sole shareholders of American Sports Development Group, Inc., a South Carolina corporation formerly known as National Paintball Supply Company, Inc. ("ASDG"), American Inflatables, Inc., a Delaware corporation ("Inflatables"), and the Inflatables shareholders set forth in the table in Section 3 hereof (each an "Inflatables Shareholder").

         WHEREAS, the ASDG Shareholders and Inflatables have entered into a Share Exchange Agreement dated May 16, 2002 (the "Share Exchange Agreement"), providing for the issuance by Inflatables of securities of Inflatables having 83% of the voting and distribution rights of all security holders of Inflatables on a fully-diluted basis after the issuance of such securities in exchange for all of the issued and outstanding equity securities of ASDG (the "Share Exchange"), which transaction is intended to be consummated no later than May 31, 2002;

         WHEREAS, the Share Exchange Agreement replaces and supercedes that certain Reorganization Agreement dated October 12, 2000, as amended by
Amendments No. 1, 2 and 3 thereto by and between ASDG and Inflatables (the "Reorganization Agreement") that contemplated the merger of Inflatables with and into a wholly-owned subsidiary of ASDG with the end result that Inflatables would become a wholly-owned subsidiary of ASDG (the "Merger");

         WHEREAS, each Inflatables Shareholder is the beneficial owner of substantial amounts of the common stock, par value $0.001 per share, of Inflatables (the "Inflatables Common Stock");

         WHEREAS, a lawsuit brought by Inflatables Shareholders Universal Consultants, Inc., a Nevada corporation ("UCI"), National Financial, Inc., a Nevada corporation ("NFI"), and Mr. William Carroll against Gregg R. Mulholland, a director and the President and Chief Executive Officer of Inflatables, and David W. Ariss, Jr., a director of Inflatables, solely in their respective individual capacities (the "Lawsuit"), prevented consummation of the Merger prior to the date by which ASDG could terminate the Reorganization Agreement;

         WHEREAS, the ASDG Shareholders, Inflatables and the Inflatables Shareholders desire that the transactions contemplated in the Share Exchange Agreement be consummated in replacement of the transactions contemplated in the Reorganization Agreement; however, the ASDG Shareholders will not enter into the Share Exchange Agreement or the transactions contemplated therein unless the Inflatables Shareholders enter into this Agreement; and

         WHEREAS, The Inflatables Shareholders desire to enter into this Agreement to induce the ASDG Shareholders to enter into the Share Exchange Agreement and the transactions contemplated therein and would not enter into this Agreement but for the execution of the Share Exchange Agreement and its full consummation;

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         NOW THEREFORE,  in order to induce the ASDG  Shareholders to enter into the Share Exchange Agreement and to consummate the transactions contemplated therein, and in consideration for the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

         1. DEFINITIONS.  Capitalized   terms  used  in  this  Agreement and not
defined in this Agreement have the meaning ascribed to such terms in the Share Exchange Agreement.

         2. EFFECTIVE DATE; CONDITIONS TO EFFECTIVENESS. This Agreement shall only become effective if the Share Exchange is consummated, in which case this Agreement shall become effective on the Closing Date. In the event of any rescission of the Share Exchange as contemplated in the Share Exchange Agreement, this Agreement shall be rescinded as well except that the Inflatables Shareholders' obligations under Section 11 hereof and any related provisions of
Section 12 hereof shall remain in full force and effect and shall not be rescinded.

         3. REPRESENTATIONS  AND  WARRANTIES OF INFLATABLES SHAREHOLDERS.   Each
Inflatables Shareholder hereby represents and warrants to the ASDG Shareholders and Inflatables with respect to itself only:

                 (a) That the information set forth below is true, complete and correct in all respects:

                                         Number of Inflatables       Percent
   Name and Address                       Shares Beneficially        of Class
   of Inflatables Shareholder                    Owned                 (18)
   -----------------------------------  ------------------------ --------------

   William Carroll                             4,953,984  (1)         49.2%
   13337 E. South St. #160
   Ceritos, California  91101

   National Financial, Inc.                    1,500,000  (2)         17.2%
   38855 Decautur Blvd., Suite 2010
   Las Vegas, Nevada 89103

   Yvonne M. Hines                             1,575,700  (3)         18.0%
   16429 Alora Ave.
   Norwalk, California 90650

   William J. Heldman                          1,660,000  (4)         19.0%
   1085 Acquiro St.
   Corona, California 92879

   Universal Consultants, Inc.                 3,178,984  (5)         31.6%
   221 E. Walnut St., Suite 2000
   Pasadena, California  91101

   James T. Calo                               3,178,984  (6)         31.6%
   221 E. Walnut St., Suite 2000
   Pasadena, California  91101

   Timothy N. Roberts                            632,500  (7)          7.2%
   130 McCormick Ave. #230
   Costa Mesa, California  92626

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   TNR Development Company                       625,000  (8)          7.1%
   130 McCormick Ave. #230
   Costa Mesa, California  92626

   Apex One, Inc.                                25,000   (9)          0.3%
   38855 Decatur Boulevard, Suite 2010
   Las Vegas, Nevada 89103

   Apollo One, Inc.                              50,000   (10)         0.6%
   38855 Decatur Boulevard, Suite 2010
   Las Vegas, Nevada 89103

   Certified One, Inc.                           40,000   (11)         0.5%
   38855 Decatur Boulevard, Suite 2010
   Las Vegas, Nevada 89103

   Dylan's Dance Hall, Inc.                     415,000   (12)         4.7%
   3333 Michelson Drive, Suite 800
   Irvine, California 92612-1694

   Prestige Financial, Inc.                     100,000   (13)         1.1%
   13337 E. South Street, # 160
   Cerritos, California 90703

   Silver County Financial, Inc.                 60,000   (14)         0.7%
   13337 E. South Street, # 160
   Cerritos, California 90703

   Gregg R. Mulholland  (15)                   3,053,984              34.9%
   947 Newhall Street
   Costa Mesa, California 92627
   Fax: (949) 515-9765

   Jeffrey Jacobson  (16)                        300,000               3.4%
   947 Newhall Street
   Costa Mesa, California 92627
   Fax: (949) 515-9765

   David W. Ariss, Sr.  (17)                      50,000               0.6%
   947 Newhall Street
   Costa Mesa, California 92627
   Fax: (949) 515-9765

(1) Includes (a) 3,178,984 shares beneficially owned by UCI, of which Mr. Carroll is a director and 50% shareholder, (b) 1,500,000 shares beneficially owned by NFI, of which Mr. Carroll is a director and 25% shareholder, (c) 100,000 shares beneficially owned by Prestige Financial, Inc., (d) 60,000 shares beneficially owned by Silver County Financial, (e) 25,000 shares beneficially owned by Apex One, Inc., (f) 50,000 shares beneficially owned by Apollo One, Inc. of which Mr. Carroll is a President and (g) 40,000 shares beneficially owned by Certified One, Inc.
(2) Includes 500,000 shares issuable upon exercise of an option for shares owned by Gregg Mulholland, 250,000 shares owned directly by NFI and 750,000 shares of Mr. Mulholland's stock held in escrow distributable to NFI pursuant to the Settlement Agreement (as defined below). Pursuant to the Settlement Agreement, 1,250,000 of Mr. Mulholland's shares are distributable to NFI in exchange for which the 500,000 share option would be cancelled.
(3) Includes 1,500,000 shares beneficially owned by NFI, of which Ms. Hines is an officer, director and 50% shareholder, and 75,700 shares held directly by Ms. Hines.

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

(4) Includes (a) 1,500,000 shares beneficially owned by NFI, of which Mr. Heldman is an officer, director and 25% shareholder, (b) 100,000 shares beneficially owned by Prestige Financial, Inc. of which Mr. Heldman is President, and (c) 60,000 shares beneficially owned by Silver County Financial of which Mr. Heldman is President.
(5) Includes 1,320,000 shares issuable upon exercise of a warrant, 55,000 shares held directly by UCI and 1,803,984 shares of Mr. Mulholland's stock held in escrow distributable to UCI pursuant to the Settlement Agreement (as defined below).
(6) Includes 3,178,984 shares beneficially owned by UCI, of which Mr. Calo is a director and 50% shareholder.
(7) Includes 700,000 shares beneficially owned by TNR Development Company, of which Mr. Roberts is an officer and director and the sole shareholder, and 7,500 shares owned directly by Mr. Roberts.
(8) TNR Development Company ("TNR") acquired an option for 600,000 shares with an exercise price of $1.00 per share from NFI on May 1, 2000 in a private transaction. On May 8, 2000, TNR acquired 210,000 shares and a warrant for 600,000 shares with an exercise price of $0.25 per share from Inflatables in a private placement of units consisting of thirty five (35) shares and a warrant to purchase one hundred (100) shares for an aggregate purchase price of $25.00 per unit (the "May 2000 Private Placement"). The warrant for 600,000 shares with an exercise price of $0.25 per share TNR acquired in the May 2000 Private Placement replaced the option for 600,000 shares with an exercise price of $1.00 per share that TNR acquired from NFI on May 1, 2000, which option was thereafter null and void. On May 14, 2000, TNR transferred 60,000, 50,000, 40,000 and 35,000 of the shares to Silver County Financial, Inc., Apollo One, Inc., Certified One, Inc. and UCI, respectively, in private transactions. TNR exercised the warrant for 600,000 shares with an exercise price of $0.25 per share on September 20, 2000 by delivery to Inflatables of the TNR Note (as defined below).
(9) Apex One, Inc. acquired these shares from Dylan's Dance Hall, Inc. in a private transaction on May 14, 2000.
(10) Apollo One, Inc. acquired these shares from TNR in a private transaction on May 14, 2000.
(11) Certified One, Inc. acquired these shares from TNR in a private transaction on May 14, 2000.
(12) Dylan's Dance Hall, Inc. ("Dylan's") acquired an option for 400,000 shares with an exercise price of $1.00 per share from NFI on May 1, 2000 in a private transaction. On May 8, 2000, Dylan's acquired 140,000 shares and a warrant for 400,000 shares with an exercise price of $0.25 per share from Inflatables in the May 2000 Private Placement. The warrant for 400,000 shares with an exercise price of $0.25 per share Dylan's acquired in the May 2000 Private Placement replaced the option for 400,000 shares with an exercise price of $1.00 per share that Dylan's acquired from NFI on May 1, 2000, which option was thereafter null and void. On May 14, 2000, Dylan's sold 100,000 and 25,000 of the shares to Prestige Financial, Inc. and Apex One, Inc., respectively, in private transactions. Dylan's exercised the warrant to acquire 400,000 shares with an exercise price of $0.25 per share on September 20, 2000 by delivery to Inflatables of the Dylan's Note (as defined below).
(13) Prestige Financial, Inc. acquired these shares from Dylan's in a private transaction on May 14, 2000.
(14) Silver County Financial, Inc. acquired these shares from TNR in a private transaction on May 14, 2000.
(15) Mr. Mulholland is the president, chief executive officer and a director of Inflatables. See Notes (2) and (5).
(16)      Mr. Jacobson is a senior vice president and a director of Inflatables.
(17)      Mr. Ariss is a director of Inflatables.
(18)      Based on 8,746,346 Inflatables shares issued and outstanding.

                   (b) That set forth below is a list of all of the agreements (including without limitation all Rights and related documents) to which Inflatables and any Inflatables Shareholder are parties with each other. There are no other agreements (or Rights or related documents) between Inflatables and any Inflatables Shareholder.

          (1.1) Modified and Restated Option Agreement to Purchase Stock dated February 7, 2000 by and between NFI, Inflatables and Gregg Mulholland (the "February 2000 Option Agreement").
          (1.2) Guaranty dated February 7, 2000 of David W. Ariss, Jr. related to the February 2000 Option Agreement.

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

          (1.3) Deed of Trust with Assignment of Rents dated March 3, 2000 by and between David W. Ariss, Jr., First American Title Insurance Company, and NFI related to the February 2000 Option Agreement.
          (2.1) Secured Promissory Note dated December 12, 2000, in the principal amount of $330,000.00, with Inflatables as Maker and UCI as Payee (the "UCI Secured Note").
          (2.2) Security Agreement dated December 12, 2000 by and between Inflatables and UCI related to the UCI Secured Note (the "UCI Security Agreement").
          (2.3)    Guaranty  dated  December  12,  2000  by and between Gregg R.
                   Mulholland and UCI related to the UCI Secured Note.
          (2.4)    Warrant  dated  December  20,  2000 for  1,320,000  shares of
                   Inflatables common stock with exercise price of $0.25 per share and an expiration date of December 31, 2003 issued by Inflatables to UCI (the "UCI Warrant").
          (3) Settlement Agreement by and between UCI, NFI, William Carroll, Gregg R. Mulholland and David W. Ariss, Jr. filed on or about December 31, 2001 with Permanent Protective Order issued by the Superior Court of the State of California, County of Orange in Case No. 01CC14645, including Exhibits A - M thereto (the "Settlement Agreement").
          (4.1) Secured Promissory Note dated September 20, 2000, $100,000 in principal amount (the "Dylan's Note"), issued by Dylan's Dance Hall, Inc., a Nevada corporation ("Dylan's Dance Hall") to Inflatables secured by 400,000 shares of Inflatables common stock pursuant to the Security Agreement dated September 20, 2000 (the "Dylan's Security Agreement") by and between Dylan's Dance Hall and Inflatables.
          (4.2) Secured Promissory Note dated September 20, 2000, $150,000 in principal amount (the "TNR Note"), issued by TNR Development, Inc., a Nevada corporation ("TNR") to Inflatables secured by 600,000 shares of Inflatables common stock pursuant to the Security Agreement dated September 20, 2000 (the "TNR Security Agreement") by and between TNR and Inflatables.

                   (c) That the Settlement Agreement satisfies all claims between each Inflatables Shareholder and Inflatables existing as of the date hereof.

                   (d) That (1) such Inflatables Shareholder is not the beneficial owner of any equity securities or securities convertible into or exercisable for equity securities of Inflatables other than as disclosed in the table and notes thereto set forth above in Section 3(a) of this Agreement (the "Inflatables Shareholder Beneficial Ownership Table"), and (2) has never transferred or granted to any party any equity securities or rights, warrants, options or other securities convertible into or exercisable for equity securities of Inflatables except for transfers of such securities to parties set forth and reflected in the Inflatables Shareholder Beneficial Ownership Table.

          4. CANCELLATION OF OTHER SECURITIES, WARRANTS AND OPTIONS. In the event that any Inflatables Shareholder is the beneficial owner of any rights, options, warrants or other securities exercisable for equity securities of Inflatables that are not disclosed in the Inflatables Shareholder Beneficial Ownership Table, such Inflatables Shareholder hereby agrees to the termination, cancellation and expiration, without exercise or cost or penalty to Inflatables, ASDG or any other party, of such rights, options, warrants or other securities, effective as of the date hereof. In the event that any Inflatables Shareholder

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is the beneficial  owner of any  securities  otherwise  convertible  into equity securities of Inflatables, such Inflatables Shareholder hereby agrees that such securities are hereby amended, effective as of the date hereof, to delete in their entirety all provisions of such securities providing for or related to the convertibility of such security into equity securities of Inflatables. Each Inflatables Shareholder hereby represents and warrants that he, she or it has no preemptive rights with respect to the issuance of any of the shares of Inflatables Common Stock to be issued pursuant to the Share Exchange Agreement, and in the event that despite such representation and warranty such Inflatables Shareholder does have any preemptive rights with respect to the issuance of shares of Inflatables Common Stock pursuant to the Share Exchange Agreement, such Inflatables Shareholder waives any and all such preemptive rights.

          5.      RELEASE OF CLAIMS.

                   (a) Complete Release. Each Inflatables Shareholder hereby for himself, herself or itself, his, her or its heirs, representatives, executors, administrators, successors, and assigns, do hereby completely release, acquit and forever discharge Inflatables, ASDG and their owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, and affiliates (collectively, "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown, which such Inflatables Shareholder now has, has ever had, or may in the future have relating to circumstances existing as of the date hereof, involving any Releasees, ("Claim" or "Claims"), including without limitation any Claim or Claims relating to any agreement or instrument set forth in Section 3(b) hereof, except for (1) Inflatables' obligation to issue shares of its common stock pursuant to the UCI Warrant and (2) the obligations of Gregg R. Mulholland and David W. Ariss, Jr. under the Settlement Agreement.

                   (b) No Actions Pending. Each Inflatables Shareholder hereby represents that, other than claims or counterclaims filed in connection with the Lawsuit, it has not filed any lawsuit, claim or complaint against any party relating to any agreement to which Inflatables is a party or by which any of its properties are bound, or against any officer, employee, affiliate or subsidiary of Inflatables, in any state, federal or municipal court or other forum or with any administrative agency or tribunal, and that it will not do so at any time hereafter in respect to or arising out of any Claim or Claims released pursuant to Section 5(a) of this Agreement.

                   (c) Voluntary and Informed Release. Each Inflatables Shareholder hereby acknowledges and represents that he, she or it is effecting this settlement and executing this Agreement after having received full legal counsel from the attorney of his, her or its choice. In executing this Agreement each Inflatables Shareholder understands that he, she or it is forever bound by its terms and conditions.

                   (d) Release of Unknown Claims. Each Inflatables Shareholder hereby acknowledges and agrees that this Agreement, to the extent permitted by applicable law, constitutes a general release with respect to any real or potential dispute arising out of or in any way related to any Claim. Each Inflatables Shareholder further understands and expressly waives any and all claims for damages, known, unknown, speculative, ascertained in the future, or which he, she or it does not know of or suspect to exist, whether through

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ignorance, oversight, error, negligence, or otherwise, and which if known, would materially affect his, her or its decision to execute this Agreement.

                   (e) Non-assignment of Claims. Each Inflatables Shareholder hereby represents and warrants that no other person or entity has or had any interest in any of the claims or counterclaims being released pursuant to this Agreement; that he, she or it has the sole right and exclusive authority to execute this Agreement and receive the consideration specified in it; and that he, she or it has not sold, assigned, transferred, conveyed or otherwise disposed of any such claims.

                   (f) No Reliance on Other Party's Representations. Each Inflatables Shareholder hereby represents and warrants that in executing this Agreement, he, she or it did not rely and has not relied upon any representation or statement made by any of the other Releasees or by any of the other Releasee's agents, representatives, or attorneys with regard to the subject matter, basis or affect of this Agreement or otherwise.

          6. ASSIGNMENT OF CLAIMS NOT RELEASED. To the extent any Inflatables Shareholder has Claims against any Releasee that are not released by this Agreement, such Inflatables Shareholder assigns such Claim(s) in full, and any and all rights related thereto, to William R. Fairbanks and Douglas A. Brown in proportion to their ownership of ASDG common stock as of the date hereof.

          7. CHANGE OF INFLATABLES OFFICERS AND DIRECTORS AT CLOSING. At the Closing, following the Share Exchange, (a) Mr. Gregg Mulholland, Mr. David W. Ariss and Mr. Jeffrey Jacobson will resign from all positions, if any, that they hold as officers of Inflatables, (b) then the Inflatables Board of Directors, by unanimous written consent in form and substance acceptable to William R. Fairbanks and Douglas A. Brown, shall (i) appoint Mr. Fairbanks and Mr. Brown to the Inflatables Board of Directors, (ii) appoint Mr. Fairbanks Chairman, President and Chief Executive Officer of Inflatables, (iii) appoint Mr. Brown Vice President of Inflatables and (iv) appoint Mr. Jacobson Vice President and Chief Operating Officer of Inflatables, and (c) then all directors of Inflatables other than Mr. Fairbanks and Mr. Brown, including without limitation Mr. Mulholland, Mr. Jacobson and Mr. Ariss, shall resign as directors of Inflatables.

          8. PREPAYMENT OF TNR AND DYLAN'S DANCE HALL NOTES. Each of TNR and Dylan's Dance Hall hereby agree to pay in full all amounts owing by them under the TNR Note and the Dylan's Note, respectively, within thirty (30) days of the Closing Date. Upon such payment in full of each such note, that note shall be cancelled and deemed null and void and of no further force and effect, any security interest securing such note shall terminate and be null and void and of no further force and effect and any pledged collateral subject to such security interest shall be promptly returned to the pledgee.

          9. EXERCISE OF UCI WARRANT AND EXTINGUISHMENT OF DEBT FOR PRINCIPAL UNDER UCI SECURED NOTE. Immediately prior to the Closing, UCI shall exercise the UCI Warrant in full and shall pay the exercise price thereunder ($0.25 per share for an aggregate amount of $330,000) by forgiving all indebtedness for the outstanding principal (but not interest) under the UCI Secured Note, and Inflatables shall issue to UCI 1,320,000 shares of Inflatables Common Stock. As a result thereof, (i) all obligations of Inflatables under the UCI Secured Note, the UCI Security Agreement and the UCI Warrant will be satisfied in full, (ii) the UCI Security Agreement and the UCI Warrant shall be null and void and of no

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further force and effect,  (iii) the UCI Secured Note shall be null and void and of no further force and effect with respect to Inflatables, and (iv) Gregg R. Mulholland shall remain fully liable to UCI for all accrued and unpaid interest with respect to the UCI Secured Note, and all interest that shall subsequently accrue on such accrued and unpaid interest, until paid in full by Mr. Mulholland as contemplated in the Settlement Agreement. In the event that the average closing price of Inflatables Common Stock for the 20 trading days following Closing (the "Inflatables Closing Price") is less than $0.275 per share, Mr. Mulholland shall owe UCI an amount equal to the product of (a) the difference between $0.275 and the Inflatables Closing Price and (b) 1,320,000, to be paid by Mr. Mulholland to UCI out of the escrow contemplated in the Settlement Agreement in accordance with the provisions thereof.

          10. CONTRIBUTION TO INFLATABLES CAPITAL BY GREGG R. MULHOLLAND. Immediately prior to the Closing, Gregg R. Mulholland shall forgive debts owed by Inflatables to him to the extent necessary to reduce the Total Pro Forma Closing Debt to $400,000. The debts forgiven by Mr. Mulholland shall include, but not be limited to, the principal amounts of and accrued and unpaid interest under all loans of any nature from Mr. Mulholland to Inflatables, and shall constitute a contribution to the capital of Inflatables with respect to Mr. Mulholland's Inflatables Common Stock.

          11. INDEMNIFICATION. Each party to this Agreement hereby agrees to defend, indemnify and hold harmless ASDG, Inflatables, each other party to this Agreement and their respective directors, officers, shareholders, affiliates, employees, agents and contractors from and against any and all losses, damages, claims, obligations, fines, penalties and liabilities of any sort or kind (including without limitation reasonable attorneys fees, pursuant to California Code of Civil Procedure Section 1717, if applicable, and/or otherwise) arising in connection with the breach by such party of any of his, her or its representations, warranties and/or covenants set forth in this Agreement.

          12.     MISCELLANEOUS.

                   (a) Notices. All notices and communications provided for in this Agreement shall be given in accordance with the terms of the notice provisions contained in the Share Exchange Agreement. The address for notice to each Inflatables Shareholder shall be the address set forth in the table in
Section 3 above, and a copy of any notice to any of Gregg R. Mulholland, Jeffrey Jacobson or David W. Ariss, Sr. shall be sent to:

                   Warren J. Soloski, Esq.
                   11300 West Olympic Boulevard
                   West Los Angeles, California 90025
                   Facsimile: (310) 473-1470
and a copy of notice to any other Inflatables Shareholder other than. shall be sent to:

                   Meir J. Westreich, Esq.
                   221 East Walnut Ave., Suite 200
                   Pasadena, California 91101
                   Fax: (626) 440-9970

                   (b) Amendment, Waiver in Writing. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the parties hereto, and no waiver of any provision of this Agreement, and no consent to any departure by any Inflatables Shareholder therefrom, shall be effective unless it is in writing and signed by Inflatables and the ASDG Shareholders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                   (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

                   (d) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

                   (e) Captions; Interpretation. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, and (iii) the word "including" shall mean "including without limitation", whether or not expressed.

                   (f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Rebuttable proof of execution of this Agreement by any party may be made by presentation of a copy of this Agreement bearing a facsimile or photostatic copy of the signature of the party whose execution is sought to be proved, and such copies shall be as valid as the originals and as admissible as evidence of proof of the execution and terms and provisions hereof as the originals.

                   (g) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of South Carolina, without giving effect to any provision (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina.

                   (h) Time is of the Essence. Each party hereto agrees and stipulates that time is of the essence with regard to his performance of his obligations under this Agreement.

                   (i) Successors & Assigns. This Agreement shall be binding on each Inflatables Shareholder and his, her or its successors and assigns, and inure, together with all rights and remedies of Inflatables and ASDG, to the benefit of Inflatables and ASDG and their successors, transferees and assigns.

                          SIGNATURES ON FOLLOWING PAGE

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


/s/ William R. Fairbanks                           /s/ William Carroll
---------------------------------                  ----------------------------
William R. Fairbanks                               William Carroll

/s/ Douglas A. Brown                               /s/ Yvonne M. Hines
---------------------------------                  -----------------------------
Douglas A. Brown                                   Yvonne M. Hines

/s/ Gregg R. Mulholland                            /s/ William E. Heldman
---------------------------------                  -----------------------------
Gregg R. Mulholland                                William E. Heldman

/s/ Jeffrey Jacobson                               /s/ James T. Calo
---------------------------------                  -----------------------------
Jeffrey Jacobson                                   James T. Calo

/s/ David W. Ariss                                 /s/ Timothy N. Roberts
---------------------------------                  -----------------------------
David W. Ariss, Sr.                                Timothy N. Roberts


AMERICAN INFLATABLES, INC.                         TNR DEVELOPMENT CORPORATION


By: /s/ Gregg R. Mulholland                        By: /s/ Timothy N. Roberts
    -----------------------------                  -----------------------------
    Gregg R. Mulholland, President                 Name:  Timothy N. Roberts
                                                   -----------------------------
                                                   Title: President
                                                   -----------------------------


UNIVERSAL CONSULTANTS, INC.                        NATIONAL FINANCIAL, INC.

By:  /s/ James T. Calo                             By: /s/ Yvonne M. Hines
    -----------------------------                  -----------------------------
Name:   James T. Calo                              Name:   Yvonne M. Hines
      ---------------------------                  -----------------------------
Title:  President                                  Title:  President
       --------------------------                  -----------------------------


APEX ONE, INC.                                     APOLLO ONE, INC.

By:  /s/ John Schmitt                              By: /s/ Charles W. Carroll
    -----------------------------                  -----------------------------
Name:   John Schmitt                               Name: Charles W. Carroll
      ---------------------------                  -----------------------------
Title:  President                                  Title: President
       --------------------------                  -----------------------------


CERTIFIED ONE, INC.                                DYLAN'S DANCE HALL, INC.

By:  /s/ James Trumbo                              By:  /s/ Robert T. Lannon
    -----------------------------                  -----------------------------
Name:    James Trumbo                              Name:   Robert T. Lannon
      ---------------------------                  -----------------------------
Title:   President                                 Title:  President
       --------------------------                  -----------------------------


PRESTIGE FINANCIAL, INC.                           SILVER COUNTY FINANCIAL

By:  /s/ William E. Heldman                        By:  /s/ William E. Heldman
    -----------------------------                  -----------------------------
Name:    William E. Heldman                        Name:   William E. Heldman
      ---------------------------                  -----------------------------
Title:   President                                 Title:  President
       --------------------------                  -----------------------------


RED OAK LIMITED PARTNERSHIP

By: /s/ William R. Fairbanks
    ----------------------------------------
      William R. Fairbanks, General Partner